UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or l5 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 26, 2007
Washington Banking Company
(Exact name of registrant as specified in its charter)
Washington
(State or other jurisdiction of incorporation)

000-24503	91-1725825
(Commission File Number)	(IRS Employer Identification No.)
450 Bayshore Drive
Oak Harbor, WA 98277
(Address of principal executive offices) (Zip Code)
(360) 679-3121
(Registrant’s telephone number, including area code)
No Change
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into Material Definitive Agreement.
On September 26, 2007 the board of directors of Washington Banking Company (the “Company”) entered into an agreement and plan of merger with Frontier Financial Corporation, pursuant to which the Company will merge with and into Frontier Financial Corporation (“Frontier”) and Whidbey Island Bank, a wholly owned subsidiary of the Company, will merge with and into Frontier Bank, a wholly owned subsidiary of Frontier.
The terms of the agreement call for Frontier to issue an aggregate merger consideration consisting of 5,916,430 shares of Frontier common stock and $42.9 million cash for the 8,608,653 shares of Washington Banking common stock outstanding that Frontier currently does not own, as long as the average closing price of Frontier shares for the 20-trading day period ending the fifth trading day immediately before closing date is between $21.00 and $27.00. Frontier currently owns 782,506 shares of Washington Banking common stock at a cost basis of $3,101,193. Based on Frontier’s closing price on September 26, 2007 of $23.90 the consideration for the outstanding shares not currently owned by Frontier will be $184,266,680, and the value attributable to stock options outstanding of $3,700,087 results in an aggregate estimated acquisition price of $191,067,960. Unexercised options to purchase Washington Banking common stock will vest at merger, and will be converted into options to purchase Frontier common stock, based on the closing exchange ratio.
The transaction is expected to close in the first quarter of 2008, pending approval of the Company’s shareholders, regulatory approvals and satisfaction of other customary closing conditions. The transaction is expected to be accretive to Frontier’s earnings per share in 2008. Following the completion of the merger, the Company’s shareholders will own approximately 11% of the combined company.
Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits
99.1	Press Release of the Registrant dated September 26, 2007.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

WASHINGTON BANKING COMPANY
Date: September 26, 2007	By:	/s/ Michal D. Cann
Michal D. Cann
President and Chief Executive Officer